Exhibit 10.1

FIRST AMENDMENT

TO EMPLOYMENT AGREEMENT

between

DayStar Technologies, Inc.

and

Stephan J. DeLuca

WHEREAS, Stephan J. DeLuca (“Executive”) and DayStar Technologies, Inc. (the “Company”) entered into an Employment Agreement (the “Agreement”) executed as of April 10, 2006; and

WHEREAS, Executive and the Company desire to amend the Agreement as set forth below;

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Executive and the Company hereby agree as follows:

1. Subsection 1.01(a) and (b) of the Agreement are replaced with the following:

“(a) Effective December 1, 2006, the Company hereby employs Executive as its Chief Executive Officer upon the terms and conditions hereinafter set forth.”

“(b) Executive shall at all time hold the position described above or such other senior management level positions as determined by the Board of Directors of the Company (the “Board”) or its designee, and perform the duties, responsibilities and authorities customarily associated with such positions or such other senior management level duties as determined by the Board or its designee, so long as such other duties are consistent with Executives skills and there is no reduction in Executive’s base pay and bonus target amount. Executive shall report directly and solely to the Board or the Board’s designee.”

2. Section 2.02 of the Agreement shall be modified by replacing the rate of $200,000 with the rate of $250,000.

3. Subsection 2.04(e) of the Agreement is replaced with the following:

“During the Term, the Company shall reimburse Executive for the costs associated with leasing, purchasing or maintaining a motor vehicle of Executive’s choice in an amount not to exceed ten thousand dollars ($10,000) per year (“Automobile Allowance”) and will allow Executive to replace the motor vehicle every two (2) years. This Automobile Allowance is contingent upon Executive’s choice of a gasoline-electric hybrid, a high mileage, low emission diesel engine, or other equally “environmentally-friendly,” automobile. Should Executive choose to keep the same motor vehicle for more than two (2) years, Executive may replace the motor vehicle at any time. The Automobile Allowance may be paid as a reimbursement for a purchase down payment, purchase or lease financing, in addition to maintenance expenses. The Company shall also reimburse Executive for the reasonable cost of a motor vehicle liability policy for Executive’s motor vehicle, with coverage (for Executive and other drivers of his vehicle) in the amount of one million dollars ($1,000,000) combined single limit on bodily injury and property damage.”

4. The following shall be added as new subsection 2.04(f):

“Additionally, the Company shall grant the Executive shares of the Company’s common stock, based on achieving a set of milestones in 2007. The milestone plan, and the number of shares to be granted upon completion of each milestone, is to be agreed upon by the Employer and Executive no later than March 1, 2007. The total number of shares to be included in the plan will not exceed a maximum of 4% of the shares outstanding at the time the plan is agreed upon.”

5. Subsection 3.03(i) of the Agreement shall be modified by replacing the term “1.02(b)” with “1.01(b)”.

6. The first paragraph of Section 3.09(c) shall be replaced with the following:

“Subject to the conditions set forth in subsection 3.09(d), in the event Executive’s employment under this Agreement is terminated during the Term, prior to or in the absence of a Change of Control (as defined above), by the Executive for Good Reason, by the Company other than for Cause, or upon Executive’s receipt of written Notice of Non-Renewal pursuant to paragraph 1.03 above, then:”

7. Section 6.07 of the Agreement shall be replaced by the following:

“Entire Agreement. Except as otherwise provided or referred to herein, this Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may not be amended, except by a written instrument hereafter signed by each party hereto. Notwithstanding the foregoing, it is anticipated that Executive will enter into a separate Employee Nondisclosure, Developments and Nonsolicitation Agreement which shall be binding upon Executive along with this Agreement.”

8. This Amendment shall be effective as of December 1, 2006.

AGREED, ACCEPTED AND UNDERSTOOD:

DayStar Technologies, Inc.		Executive: Stephan J. DeLuca

By:	/s/ R.G. Aldrich	By:	/s/ Stephan DeLuca
Name:	Robert G. Aldrich	Name:	Stephan DeLuca
Title:	Chairm Compensation Committee

Date: 01/22/07		Date: 01/22/07